Exhibit 1.1

HUDSON PACIFIC PROPERTIES, L.P., AS ISSUER

HUDSON PACIFIC PROPERTIES, INC., AS GUARANTOR

5.950% Senior Notes due 2028

UNDERWRITING AGREEMENT

Dated: September 8, 2022

HUDSON PACIFIC PROPERTIES, L.P., AS ISSUER

HUDSON PACIFIC PROPERTIES, INC., AS GUARANTOR

5.950% Senior Notes due 2028

UNDERWRITING AGREEMENT

September 8, 2022

Wells Fargo Securities, LLC

BofA Securities, Inc.

as Representatives of the several Underwriters

c/o Wells Fargo Securities, LLC

550 South Tryon Street

Charlotte, NC 28202

c/o BofA Securities, Inc.

One Bryant Park

New York, NY 10036

Ladies and Gentlemen:

Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”), and Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Operating Partnership” and, together with the Company, the “Transaction Entities”), confirm their respective agreements with Wells Fargo Securities, LLC (“Wells Fargo”) and BofA Securities, Inc. (“BofA Securities” and, together with Wells Fargo and each of the other Underwriters named in Schedule A hereto, collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom Wells Fargo and BofA Securities are acting as representatives (in such capacity, the “Representatives”), with respect to the issue and sale by the Operating Partnership and the purchase by the Underwriters, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A hereto of 5.950% Senior Notes due 2028 (the “Securities”). The Securities will be issued pursuant to that certain Indenture, dated as of October 2, 2017 (the “Base Indenture”), among the Operating Partnership, the Company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), as amended by that certain Supplemental Indenture to be dated as of September 15, 2022 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and will be guaranteed on a senior unsecured basis by the Company (the “Guarantee”).

Capitalized terms used but not otherwise defined herein shall have the meanings given to those terms in the Prospectus (as herein defined).

The Transaction Entities understand that the Underwriters propose to make a public offering of the Securities as soon as the Representatives deem advisable after this agreement (the “Agreement”) has been executed and delivered.

The Company and the Operating Partnership have prepared and filed with the Securities and Exchange Commission (the “Commission”) an automatically effective shelf registration statement on Form S-3 (File Nos. 333-255579 and 333-255579-01) covering the public offering and sale of certain securities, including the Securities, under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder (the “1933 Act Regulations”) on April 28, 2021. Such registration statement, as of any time, means such registration statement as amended by any post-effective amendments thereto to such time, including the exhibits and any schedules thereto at such time, the documents incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the 1933 Act and the documents or information otherwise deemed to be a part thereof as of such time pursuant to Rule 430B under the 1933 Act Regulations (“Rule 430B”), and is referred to herein as the “Registration Statement”; provided, however, that the “Registration Statement” without reference to a time means such registration statement as amended by any post-effective amendments thereto as of the time of the first contract of sale for the

Securities, which time shall be considered the “new effective date” of such registration statement with respect to the Securities within the meaning of paragraph (f)(2) of Rule 430B, including the exhibits and schedules thereto as of such time, the documents incorporated or deemed incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the 1933 Act and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B. The information included in any prospectus or any amendment or supplement thereto that was omitted from the Registration Statement at the time it first became effective but is deemed to be part of and included in the Registration Statement pursuant to Rule 430B is referred to as “Rule 430B Information.” Each preliminary prospectus used in connection with the offering of the Securities, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, are collectively referred to herein as a “preliminary prospectus.” Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus relating to the Securities in accordance with the provisions of Rule 424(b) under the 1933 Act Regulations (“Rule 424(b)”). The final prospectus, in the form first furnished or made available to the Underwriters for use in connection with the offering of the Securities, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, are collectively referred to herein as the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (or any successor system) (“EDGAR”).

As used in this Agreement:

“Applicable Time” means 3:35 P.M., New York City time, on September 8, 2022 or such other time as agreed by the Company and the Representatives.

“General Disclosure Package” means any Issuer General Use Free Writing Prospectuses (as defined below) issued at or prior to the Applicable Time, the most recent prospectus (including any documents incorporated therein by reference) that is distributed to investors prior to the Applicable Time and the information included on Schedule B-1 hereto, all considered together.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), including without limitation any “free writing prospectus” (as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”)), relating to the Securities that is (i) required to be filed with the Commission by the Company, (ii) a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission or (iii) exempt from filing with the Commission pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors (other than a “bona fide electronic road show,” as defined in Rule 433 (the “Bona Fide Electronic Road Show”), each of which is specified in Schedule B-2 hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference in or otherwise deemed by 1933 Act Regulations to be a part of or included in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be, prior to the execution and delivery of this Agreement; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to include the filing of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “1934 Act”), incorporated or deemed to be incorporated by reference in the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be, at or after the execution and delivery of this Agreement.

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by the Transaction Entities. Each of the Transaction Entities, jointly and severally, represents and warrants to each Underwriter as of the date hereof, the Applicable Time and the Closing Time (as defined below), and agrees with each Underwriter, as follows:

(i) Registration Statement and Prospectuses. The Company meets the requirements for use of Form S-3 under the 1933 Act. The Registration Statement is a shelf registration statement on Form S-3 and the Securities have been and remain eligible for registration by the Company on Form S-3 under the 1933 Act. Each of the Registration Statement and any post-effective amendment thereto has become effective under the 1933 Act. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated. The Company has complied with each request (if any) from the Commission for additional information.

Each of the Registration Statement and any post-effective amendment thereto, at the time of its effectiveness, at each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) under the 1933 Act Regulations, and at the Closing Time, complied and will comply in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations and the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (the “1939 Act”). Each preliminary prospectus (including the prospectuses filed as part of the Registration Statement as originally filed or as part of any amendment thereto), the Prospectus and any amendment or supplement thereto, at the time each was filed with the Commission, complied in all material respects with the 1933 Act and the requirements of the 1933 Act Regulations and each preliminary prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, when they became effective or at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission under the 1934 Act (the “1934 Act Regulations”).

(ii) Accurate Disclosure. Neither the Registration Statement nor any amendment thereto, at the respective times the Registration Statement and any post-effective amendments thereto became effective and at the Closing Time, contained, contains or will contain an untrue statement of a material fact or omitted, omits or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendment or supplement thereto (including any prospectus wrapper), as of its date, at the time of any filing with the Commission pursuant to Rule 424(b) and at the Closing Time, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Applicable Time and at the Closing Time, neither (x) the General Disclosure Package nor (y) any individual Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included, includes or will include any untrue statement of a material fact or omitted, omits or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, at the time the Registration Statement became effective or when such documents incorporated by reference were filed with the Commission, as the case may be, when read together with the other information in the Registration Statement, the General Disclosure Package or the Prospectus, as the case may be, did not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

The representations and warranties in Section 1(a)(ii) shall not apply to statements in or omissions from the Registration Statement (or any amendment thereto), the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein. For purposes of this Agreement, the only information so furnished shall be (i) the information regarding the concession and reallowance appearing in the third and eighth paragraphs under the heading “Underwriting”, (ii) the information regarding stabilization, syndicate covering transactions and penalty bids appearing in the eighth, ninth and tenth paragraphs under the heading

“Underwriting” (but only insofar as such information concerns the Underwriters) and (iii) the information regarding market making by the Underwriters appearing in the fourth paragraph under the heading “Underwriting” in the Prospectus (collectively, the “Underwriter Information”).

(iii) Issuer Free Writing Prospectuses. No Issuer Free Writing Prospectus conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein, and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified. Each Issuer Free Writing Prospectus conformed or will conform in all material respects to the requirements of the 1933 Act and the 1933 Act Regulations on the date of first use, and the Company has complied with any filing requirements applicable to such Issuer Free Writing Prospectus pursuant to the 1933 Act Regulations. The Company has not made any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus without the prior written consent of the Representatives, provided that such consent is deemed to have been given with respect to each Issuer Free Writing Prospectus identified on Schedule B-2. The Company has retained in accordance with the 1933 Act Regulations all Issuer Free Writing Prospectuses that were not required to be filed pursuant to the 1933 Act Regulations.

(iv) Company Not Ineligible Issuer. At the time of the initial filing of the Registration Statement, at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), at the time the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 of the 1933 Act Regulations, without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an ineligible issuer; and, without limitation to the foregoing, the Company has at all relevant times met, meets and will at all relevant times meet the requirements of Rule 164 for the use of a free writing prospectus (as defined in Rule 405) in connection with the offering contemplated hereby.

(v) Independent Accountants. The accountants who certified the financial statements and supporting schedules included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus are, and during the periods covered by such reports were, independent public accountants with respect to the Company as required by the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations and the Public Company Accounting Oversight Board.

(vi) Financial Statements; Non-GAAP Financial Measures. The financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related schedules and notes, present fairly in all material respects the financial position of the entities purported to be shown thereby at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in all material respects in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the General Disclosure Package and the Prospectus present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement. Any pro forma financial statements and the related notes thereto included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information shown therein, have been prepared in all material respects in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included or incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus under the 1933 Act or the 1933 Act Regulations. All disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the 1934 Act and Item 10 of Regulation S-K of the 1933 Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(vii) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) except for regular quarterly distributions in amounts per share or per unit that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by either of the Transaction Entities on any class of its capital stock, the common units of limited partner interest in the Operating Partnership (the “Common Units”), the Series A preferred units of limited partner interest in the Operating Partnership (the “Preferred Units”) or any other form of ownership interests. The Preferred Units and the Common Units are hereinafter collectively referred to as the “Units.”

(viii) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland and has corporate power and authority to own, lease, and operate the properties described in the General Disclosure Package and the Prospectus as owned or leased by the Company or its subsidiaries (the “Properties”) and to conduct its business as described in the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(ix) Good Standing of Operating Partnership. The Operating Partnership has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Maryland, is duly qualified to do business and is in good standing as a foreign limited partnership in each jurisdiction in which its ownership or lease of property and other assets or the conduct of its business requires such qualification, except where the failure to so qualify will not have a Material Adverse Effect, and has all power and authority necessary to own or hold its properties and other assets, to conduct the business in which it is engaged and to enter into and perform its obligations under this Agreement. The Company is the sole general partner of the Operating Partnership. The Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of November 16, 2021 (the “Operating Partnership Agreement”) is in full force and effect, and the aggregate percentage interests of the Company and the limited partners in the Operating Partnership are as set forth in the General Disclosure Package and the Prospectus (except for subsequent issuances, if any, pursuant to reservations, agreements or employee benefit plans referred to in the Prospectus or pursuant to the exchange, conversion or redemption of Units referred to in the Prospectus).

(x) Good Standing of Subsidiaries. Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) and Hudson Pacific Services, Inc. (each a “Subsidiary” and, collectively, the “Subsidiaries”) has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect. Except as otherwise disclosed in the General Disclosure Package and the Prospectus, all of the issued and outstanding capital stock or equity interests of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any material security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of capital stock of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary. As of the date of this Agreement, the only subsidiaries of the Company are (A) the subsidiaries listed on Exhibit 21 to the Form 10-K for the year ended December 31, 2021 and (B) the additional subsidiaries listed on Schedule C hereto.

(xi) Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the consolidated balance sheet of the Company as of December 31, 2021 included in the Annual Report on Form 10-K filed for the fiscal year ended December 31, 2021 (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements or employee benefit plans referred to in the General Disclosure Package and the Prospectus or pursuant to the exercise of convertible or exchangeable securities, Units or options referred to in the General Disclosure Package and the Prospectus). All of the shares of issued and outstanding capital stock have been duly authorized and validly issued and are fully paid and non-assessable; and none of the outstanding shares of capital stock was issued in violation of the preemptive or other similar rights of any securityholder of the Company. Except as disclosed in the General Disclosure Package and the Prospectus, (i) other than with respect to the Units disclosed in the General Disclosure Package and the Prospectus, no shares of capital stock of the Company are reserved for any purpose, (ii) except for the Units, there are no outstanding securities convertible into or exchangeable for any shares of capital stock of the Company, and (iii) there are no outstanding options, rights (preemptive or otherwise) or warrants to purchase or subscribe for shares of capital stock or any other securities of the Company.

(xii) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by each of the Transaction Entities.

(xiii) Authorization and Enforceability of Operating Partnership Agreement. The Operating Partnership Agreement has been duly and validly authorized, executed and delivered by the Company and the Operating Partnership (and, to the knowledge of the Transaction Entities, by each other party thereto) and is a valid and binding agreement of the Company and the Operating Partnership (and, to the knowledge of the Transaction Entities, of each other party thereto), enforceable against the Company and the Operating Partnership (and, to the knowledge of the Transaction Entities, against each other party thereto) in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity and, with respect to equitable relief, the discretion of the court before which any proceeding therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity), and with respect to indemnification thereunder, except as rights may be limited by applicable law or policies underlying such law.

(xiv) Authorization and Description of the Indenture. The Indenture (including the Guarantee set forth therein) has been duly authorized by the Operating Partnership and the Company, and at the Closing Time, will have been duly executed and delivered by the Operating Partnership and the Company and will constitute a valid and binding agreement of the Operating Partnership and the Company, enforceable against the Operating Partnership and the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally or by general principles of equity; and the Indenture has been duly qualified under the 1939 Act. When executed and delivered by the Company and the Operating Partnership, the Indenture will meet the requirements for qualification under the 1939 Act. The Indenture conforms and will conform in all material respects to the statements relating thereto contained in the General Disclosure Package and the Prospectus and are and will be in substantially the respective forms filed or incorporated by reference, as the case may be, as exhibits to the Registration Statement.

(xv) Authorization and Description of Securities. The Securities to be purchased by the Underwriters from the Operating Partnership have been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement, and, when issued, authenticated in accordance with the Indenture and delivered by the Operating Partnership pursuant to this Agreement against payment of the consideration set forth herein, will be, valid and legally binding obligations of the Company, enforceable against the Operating Partnership in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally or by general principles of equity, and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(xvi) Authorization and Description of the Guarantee. The Guarantee has been duly authorized by the Company and, when the Securities have been duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(xvii) No Guarantees. Except as disclosed in the General Disclosure Package and the Prospectus, no Subsidiary of the Company is a guarantor of, or is a party to or bound by any instrument or agreement pursuant to which it is or may be required to guarantee or cause another subsidiary of the Company to guarantee, any borrowings, bonds, notes, debentures or other indebtedness or lease obligations of the Company (other than non-recourse carve out guarantees). Except as disclosed in the General Disclosure Package and the Prospectus, the Company is not a party to or bound by any instrument or agreement pursuant to which it is or may be required to cause any of its subsidiaries to guarantee any borrowings, bonds, notes, debentures or other indebtedness or lease obligations of the Company (other than non-recourse carve out guarantees).

(xviii) Authorization and Description of Units. All of the issued and outstanding Units have been duly authorized for issuance by the Operating Partnership and its general partner and validly issued. The terms of the Units conform in all material respects to the descriptions related thereto in the General Disclosure Package and the Prospectus. Except as disclosed in the General Disclosure Package and the Prospectus, (i) no Units are reserved for any purpose, (ii) other than Series A Preferred Units, LTIP units and performance units that are convertible into Common Units, as disclosed in the General Disclosure Package and the Prospectus, there are no outstanding securities convertible into or exchangeable for any Units, and (iii) there are no outstanding options, rights (preemptive or otherwise) or warrants to purchase or subscribe for Units or any other securities of the Operating Partnership.

(xix) Registration Rights. There are no persons with registration rights or other similar rights to have any securities registered pursuant to the Registration Statement or otherwise registered by either of the Transaction Entities under the 1933 Act.

(xx) Absence of Certain Events. Neither of the Transaction Entities nor any of the Properties has sustained, since the date of the latest audited financial statements included in the General Disclosure Package and the Prospectus, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(xxi) Absence of Defaults and Conflicts. Neither of the Transaction Entities, nor any of their subsidiaries (A) is in violation of its charter, by-laws, certificate of limited partnership, agreement of limited partnership or similar organizational document or (B) is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which either of the Transaction Entities or any of their subsidiaries is a party or by which it or any of them may be bound, or to which any of the Properties or any other properties or assets of the Transaction Entities or any of their subsidiaries is subject (collectively, “Agreements and Instruments”), except for such defaults that, singly or in the aggregate, would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and in the Registration Statement (including the issuance and sale of the Securities by the Operating Partnership and the issuance of the Guarantee by the Company and the use of the proceeds from the sale of the Securities as described in the General Disclosure Package and Prospectus under the caption “Use of Proceeds”) and compliance by the Transaction Entities with their obligations hereunder have been duly authorized by all necessary corporate or limited partnership action, as applicable, and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not, singly or in the aggregate, result in a Material Adverse Effect), nor will such action result in any violation of (i) the provisions of the charter, by-laws, certificate of limited partnership, Operating Partnership Agreement or similar organizational document of either of the Transaction Entities or any of their subsidiaries or (ii) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Transaction Entities or any of their subsidiaries or any of their assets, properties or operations, except in the case of clause (ii) only, for any such violation that would not result in a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Transaction Entities or any of their subsidiaries.

(xxii) Absence of Labor Dispute. No labor dispute with the employees of either of the Transaction Entities or any of their subsidiaries exists or, to the knowledge of the Company, is imminent, which, in either case, would result in a Material Adverse Effect.

(xxiii) ERISA. Each Transaction Entity is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); except as would not reasonably be expected to result in a Material Adverse Effect, no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which any Transaction Entity would have any liability; except as would not reasonably be expected to result in a Material Adverse Effect, no Transaction Entity has incurred or expects to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended (the “Code”); each “pension plan” for which any Transaction Entity would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred thereunder, whether by action or by failure to act, which would cause the loss of such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

(xxiv) Absence of Proceedings. Except as disclosed in the General Disclosure Package and the Prospectus, there is no action, suit, proceeding, inquiry or investigation pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which could reasonably be expected to result in a Material Adverse Effect, or which would materially and adversely affect the consummation of the transactions contemplated in this Agreement, or the performance by the Company of its obligations hereunder; and the aggregate of all pending legal or governmental proceedings to which the Company or any such subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the General Disclosure Package and the Prospectus, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect.

(xxv) Accurate Disclosure. The statements in the General Disclosure Package and the Prospectus under the headings “Prospectus Supplement Summary—The Offering,” “Description of Notes,” “Description of Debt Securities and Related Guarantees,” “Restrictions on Ownership and Transfer,” “Description of the Partnership Agreement of Hudson Pacific Properties, L.P.,” “Material Provisions of Maryland Law and of Our Charter and Bylaws,” “Federal Income Tax Considerations” and “Underwriting,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings in all material respects.

(xxvi) No Finder’s Fee. Except for the Underwriters’ discounts and commissions payable by the Company to the Underwriters in connection with the offering of the Securities contemplated herein or as otherwise disclosed in the General Disclosure Package and the Prospectus, neither of the Transaction Entities has incurred any liability for any brokerage commission, finder’s fees or similar payments in connection with the offering of the Securities contemplated hereby.

(xxvii) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Securities by the Operating Partnership and the Guarantee by the Company hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or as may be required under the 1933 Act, the 1933 Act Regulations, the 1939 Act, the rules of the New York Stock Exchange (the “NYSE”), state securities laws or the rules of the Financial Industry Regulatory Authority (“FINRA”).

(xxviii) Possession of Licenses and Permits. Except as described in the General Disclosure Package and the Prospectus, each of the Transaction Entities and their subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary under applicable law to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect; each of the Transaction Entities and their subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect; and, except as described in the General Disclosure Package and the Prospectus, neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses that, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(xxix) Title to Property. (A) The Operating Partnership or a subsidiary thereof has good and marketable title (fee or, in the case of ground leases and as disclosed in the General Disclosure Package and the Prospectus, leasehold) to each Property, free and clear of all mortgages, pledges, liens, claims, security interests, restrictions or encumbrances of any kind, except such as (1) are described in the General Disclosure Package and the Prospectus or (2) do not, singly or in the aggregate, materially affect the value of such Property and do not materially interfere with the use made and proposed to be made of such Property by the Transaction Entities or any of their subsidiaries; (B) neither the Transaction Entities nor any of their subsidiaries owns any real property other than the Properties; (C) each of the ground leases and subleases of real property, if any, material to the business of the Transaction Entities and their subsidiaries, considered as one enterprise, and under which the Transaction Entities or any of their subsidiaries holds properties described in the General Disclosure Package and the Prospectus, is in full force and effect, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property by either of the Transaction Entities or any of their subsidiaries, and neither of the Transaction Entities nor any of their subsidiaries has any notice of any material claim of any sort that has been asserted by any ground lessor or sublessor under a ground lease or sublease threatening the rights of the Transaction Entities or any of their subsidiaries to the continued possession of the leased or subleased premises under any such ground lease or sublease; (D) except as described in the General Disclosure Package and the Prospectus, no tenant under any of the leases at the Properties has a right of first refusal to purchase the premises demised under such lease; (E) each of the Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Properties), except if and to the extent disclosed in the Prospectus, and except for such failures to comply that would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; (F) except if and to the extent disclosed in the General Disclosure Package or the Prospectus, no Transaction Entity has knowledge of any pending or threatened condemnation proceedings, zoning change or other proceeding or action that will materially affect the use or value of any of the Properties; and (G) the mortgages and deeds of trust that encumber the Properties are not convertible into equity securities of the entity owning such Property and said mortgages and deeds of trust are not cross-defaulted or cross-collateralized with any property other than other Properties.

(xxx) Possession of Intellectual Property. The Transaction Entities and their subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) reasonably necessary to conduct the business now operated by them, and neither of the Transaction Entities nor any of their subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interest of the Transaction Entities or any of their subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(xxxi) Environmental Laws. Except as described in the General Disclosure Package and the Prospectus and except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither of the Transaction Entities nor any of their subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Transaction Entities and their subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against either of the Transaction Entities or any of their subsidiaries and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

(xxxii) Accounting Controls and Disclosure Controls. The Company and each of its subsidiaries maintain effective internal control over financial reporting (as defined under Rule 13a-15 and Rule 15d-15 under the 1934 Act Regulations) and a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Except as described in the General Disclosure Package and the Prospectus, since the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company and its subsidiaries maintain an effective system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the 1934 Act Regulations) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(xxxiii) Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxxiv) Payment of Taxes. All material United States federal income tax returns of the Company and its subsidiaries required by law to be filed have been filed in a timely manner, and all such tax returns are correct and complete in all material respects and all United States federal income taxes shown by such returns or otherwise due and payable have been paid, except taxes and assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The Company and its subsidiaries have filed in a timely manner all tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law (other than United States federal income tax law), except insofar as the failure to file such returns would not result in a Material Adverse Effect, and all such tax returns are correct and complete in all material respects. The Company and its subsidiaries have paid all material taxes (other than United States federal income taxes) due, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals, and reserves on the books of the Company in respect of taxes for any years not finally determined are adequate to meet any assessments or re-assessments for additional tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

(xxxv) Insurance. The Transaction Entities and their subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. Neither of the Transaction Entities has any reason to believe that it or any of its subsidiaries will not be able (A) to renew, if desired, its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect. Neither of the Company nor any of its subsidiaries has been denied any insurance coverage that it has sought or for which it has applied. The Transaction Entities, directly or indirectly, have obtained title insurance on the fee or leasehold interests, as the case may be, in each of the Properties, in an amount equal to no less than eighty percent (80%) of the purchase price of each such Property.

(xxxvi) Investment Company Act. Neither of the Transaction Entities is required, upon the issuance and sale of the Securities by the Operating Partnership and the Guarantee by the Company as herein contemplated and the application of the net proceeds therefrom as described in the General Disclosure Package and the Prospectus neither will be required, to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

(xxxvii) Absence of Manipulation. Neither of the Transaction Entities, nor any of their respective affiliates, has taken or will take, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities and the Guarantee.

(xxxviii) Foreign Corrupt Practices Act. Neither of the Transaction Entities, nor, to the knowledge of either of the Transaction Entities, any director, officer, agent, employee, affiliate or other person acting on behalf of either of the Transaction Entities or any of their subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and each of the Transaction Entities and, to the knowledge of each of the Transaction Entities, their affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xxxix) Money Laundering Laws. The operations of each of the Transaction Entities and their subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving either of the Transaction Entities or any of their subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of either of the Transaction Entities, threatened.

(xl) OFAC. Neither of the Transaction Entities, any of their subsidiaries nor, to the knowledge of either of the Transaction Entities, any director, officer, agent, employee or affiliate of either of the Transaction Entities is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any of its subsidiaries, joint venture partners or other person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(xli) Statistical and Market-Related Data. Any statistical and market-related data included in the General Disclosure Package or the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate in all material respects and, to the extent required, the Company has obtained the written consent to the use of such data from such sources.

(xlii) Real Estate Investment Trust. Commencing with its taxable year ended December 31, 2010, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code, and the Company’s proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2022 and thereafter. All statements regarding the Company’s qualification and taxation as a REIT and descriptions of the Company’s organization and proposed method of operation (inasmuch as they relate to the Company’s qualification and taxation as a REIT) set forth in the Registration Statement, the General Disclosure Package and the Prospectus are accurate and fair summaries of the legal or tax matters described therein in all material respects.

(xliii) No Restrictions on Distributions or Repayment. Except as described in the General Disclosure Package and the Prospectus, the Operating Partnership is not currently prohibited, directly or indirectly, from paying any distributions to the Company to the extent permitted by applicable law, from making any other distribution on the Operating Partnership’s partnership interest, or from repaying the Company for any loans or advances made by the Company to the Operating Partnership.

(xliv) Absence of Certain Relationships. No relationship, direct or indirect, exists between or among either of the Transaction Entities on the one hand, and the directors, officers, stockholders, customers or suppliers of the Transaction Entities on the other hand, which is required to be described in the General Disclosure Package or the Prospectus which is not so described.

(xlv) Cybersecurity. (A) To the knowledge of the Transaction Entities, there has been no security breach or incident, unauthorized access or disclosure, or other compromise of the Transaction Entities’ or their respective subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective tenants, customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Transaction Entities and their respective subsidiaries, and any such data processed or stored by third parties on behalf of the Transaction Entities and their respective subsidiaries), equipment or technology (collectively, “IT Systems and Data”): (B) neither the Transaction Entities nor their respective subsidiaries have been notified of, and have no knowledge of any event or condition that would result in, any security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data and (C) the Transaction Entities and their respective subsidiaries have implemented controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards, except with respect to clauses (A) and (B), for any such security breach or incident, unauthorized access or disclosure, or other compromises, as would not, individually or in the aggregate, have a Material Adverse Effect, or with respect to clause (C), where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect. The Transaction Entities and their respective subsidiaries are presently in material compliance with all applicable laws and statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.

(b) Officer’s Certificates. Any certificate signed by any officer of the Transaction Entities or any of their subsidiaries delivered to the Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by the Transaction Entities to each Underwriter as to the matters covered thereby.

SECTION 2. Sale and Delivery to Underwriters; Closing.

(a) Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Operating Partnership agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Operating Partnership, the aggregate principal amount of Securities set forth opposite such Underwriter’s name in Schedule A hereto, plus any additional principal amount of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, in each case at a price equal to 99.014% of the principal amount thereof.

(b) Payment. Payment of the purchase price for, and delivery of the Securities shall be made at the offices of Hogan Lovells US LLP, 555 Thirteenth Street, NW, Washington, D.C. 20004, or at such other place as shall be agreed upon by the Representatives and the Company, at 9:00 A.M. (New York City time) on September 15, 2022 (unless postponed in accordance with the provisions of Section 10), or such other time not later than five business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called the “Closing Time”).

Payment shall be made to the Company by wire transfer of immediately available funds to bank accounts designated by the Company against delivery to the Representatives for their respective accounts of the Underwriters of the Securities to be purchased by them. It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities, which it has agreed to purchase. Each of the Representatives, individually and not as a representatives of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.

(c) Delivery of Securities. The Company shall make one or more global certificates (collectively, the “Global Securities”) representing the Securities available for inspection by the Representatives not later than 1:00 P.M., New York City time, on the business day prior to the Closing Time and, on or prior to the Closing Time, the Company shall deliver the Global Securities to The Depository Trust Company (“DTC”) or to the Trustee, acting as custodian for DTC, as applicable. Delivery of the Securities to the Underwriters at the Closing Time shall be made through the facilities of DTC unless the Representatives shall otherwise instruct.

SECTION 3. Covenants of the Transaction Entities. The Transaction Entities covenant with each Underwriter as follows:

(a) Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 3(b), will comply with the requirements of Rule 430B, and will notify the Representatives immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective, or any amendment or supplement to the Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus, including any document incorporated by reference therein, or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(d) or Section 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities. The Company will effect all filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will make reasonable efforts to prevent the issuance of any stop order and, if any stop order is issued, to obtain the withdrawal thereof at the earliest possible moment.

(b) Filing of Amendments and 1934 Act Documents. The Company will give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement (including any filing under Rule 462(b)) or any amendment, supplement or revision to either the prospectus included in the Registration Statement at the time it became effective or to the Prospectus, and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object. The Company will give the Representatives notice of its intention to make any filings pursuant to the 1934 Act or the 1934 Act Regulations from the Applicable Time to the Closing Time and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object.

(c) Delivery of Registration Statement. The Company has furnished or will deliver to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith) and signed copies of all consents and certificates of experts, and will also deliver to the Representatives, without charge, conformed copies of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the

Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d) Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is (or, but for the exception afforded by Rule 172 of the 1933 Act Regulations (“Rule 172”), would be) required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e) Continued Compliance with Securities Laws. The Company will comply with the 1933 Act, the 1933 Act Regulations, 1939 Act, the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Registration Statement, the General Disclosure Package and the Prospectus. If at any time when a prospectus relating to the Securities is (or, but for the exception afforded by Rule 172, would be) required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to (i) amend the Registration Statement in order that the Registration Statement will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) amend or supplement the General Disclosure Package or the Prospectus in order that the General Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser or (iii) amend the Registration Statement or amend or supplement the General Disclosure Package or the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 3(b), such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement, the General Disclosure Package or the Prospectus comply with such requirements, and the Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement relating to the Securities or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at that subsequent time, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f) Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may designate and to maintain such qualifications in effect so long as required to complete the distribution of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(g) Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(h) Use of Proceeds. The Transaction Entities will use the net proceeds received by them from the sale of the Securities in the manner specified in the Prospectus under “Use of Proceeds.”

(i) Restriction on Sale of Securities. From and including the date of this Agreement through and including the Closing Time, the Company will not, without the prior written consent of the Representatives directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any debt securities convertible into or exercisable or exchangeable for any debt securities of or guaranteed by either of the Transaction Entities that are similar to the Securities or file any registration statement under the 1933 Act with respect to any of the foregoing. The foregoing sentence shall not apply to the Securities to be sold by the Operating Partnership hereunder.

(j) Reporting Requirements. The Company, during the period when the Prospectus is (or, but for the exception afforded by Rule 172, would be) required to be delivered under the 1933 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

(k) Issuer Free Writing Prospectuses. The Company agrees that, unless it obtains the prior written consent of the Representatives, it will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus,” or a portion thereof, required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the Representatives will be deemed to have consented to the Issuer Free Writing Prospectuses listed on Schedule B-2 and any “road show that is a written communication” within the meaning of Rule 433(d)(8)(i) that has been reviewed by the Representatives. Any such free writing prospectus consented to by the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and that it has complied and will comply with the applicable requirements of Rule 433 with respect thereto, including timely filing with the Commission where required, legending and record keeping. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement or the Prospectus and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified, the Company will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict; provided that this sentence shall not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with the Underwriter Information.

(l) DTC. The Securities shall be eligible for clearance and settlement through DTC.

(m) Absence of Manipulation. Except as contemplated herein or in the General Disclosure Package and the Prospectus, the Transaction Entities covenant that they will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Securities.

(n) Qualification and Taxation as a REIT. The Company will use its best efforts to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2022, and the Company will use its best efforts to continue to qualify for taxation as a REIT under the Code unless and until the Company’s board of directors determines in good faith that it is no longer in the best interests of the Company and its stockholders to be so qualified.

(o) Sarbanes-Oxley. Each of the Transaction Entities will comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act that are in effect.

SECTION 4. Payment of Expenses.

(a) Expenses. The Transaction Entities, jointly and severally, agree to pay all expenses incident to the performance of their obligations under this Agreement, including (i) the preparation, printing and filing under the 1933 Act of the Registration Statement (including financial statements and exhibits thereto) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, the Indenture, and any agreement among underwriters and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Underwriters, including any stock or other transfer taxes and any stamp, capital or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vi) the printing and delivery to the Underwriters of copies of each preliminary prospectus, any Permitted Free Writing Prospectus and of the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (vii) the preparation, printing and delivery to the Underwriters of copies of the Blue Sky Survey and any supplement thereto (not to exceed $10,000), (viii) the fees and expenses of any transfer agent or registrar for the Securities, (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants (except that the Underwriters shall pay all lodging, airfare and other expenses attributable to employees of the Underwriters), (x) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (xi) all fees charged by any rating agencies for rating the Securities and all expenses and application fees incurred in connection with the approval of the Securities for clearance, settlement and book-entry transfer through DTC, and (xii) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review by FINRA of the terms of the sale of the Securities. Except as explicitly provided in this Section 4(a), Section 4(b), Section 6 and Section 7, the Underwriters shall pay their own expenses, including the fees and disbursements of their counsel and other advisors.

(b) Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 9(a)(i) or (iii) hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 5. Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Transaction Entities contained in Section 1 hereof or in certificates of any officer of the Transaction Entities or any of their subsidiaries delivered pursuant to the provisions hereof, to the performance by the Transaction Entities of their covenants and other obligations hereunder, and to the following further conditions:

(a) Effectiveness of Registration Statement. The Registration Statement has become effective and at the Closing Time no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act, no order preventing or suspending the use of any preliminary prospectus or the Prospectus shall have been issued and no proceedings for any of those purposes shall have been initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. A prospectus containing the information required by Rule 430B shall have been filed with the Commission in the manner and within the time frame required by Rule 424(b) without reliance on Rule 424(b)(8) or a post-effective amendment providing such information shall have been filed and declared effective in accordance with the requirements of Rule 430B.

(b) Opinions of Counsel for Transaction Entities. At the Closing Time, the Representatives shall have received the favorable opinions, dated as of the Closing Time, of each of Latham & Watkins LLP and Venable LLP, counsel for the Transaction Entities, in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letters for each of the other Underwriters, substantially to the effect set forth in Exhibit A-1 and Exhibit A-2 hereto, respectively, and to such further effect as counsel to the Underwriters may reasonably request.

(c) Tax Opinion. At the Closing Time, the Representatives shall have received the favorable tax opinion, dated as of the Closing Time, of Latham & Watkins LLP, tax counsel for the Transaction Entities, in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters substantially to the effect set forth in Exhibit A-3 hereto.

(d) Opinion of Counsel for Underwriters. At the Closing Time, the Representatives shall have received the favorable opinion, dated as of the Closing Time, of Hogan Lovells US LLP, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters with respect to the issuance and sale of the Securities delivered at the Closing Time, the Registration Statement, the General Disclosure Package, the Prospectus and other related matters as the Representatives may reasonably require, and the Transaction Entities shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters. In giving such opinion such counsel may state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Transaction Entities and their subsidiaries and certificates of public officials.

(e) Officers’ Certificate. At the Closing Time, there shall not have been, since the date hereof, since the Applicable Time or since the respective dates as of which information is given in the General Disclosure Package or the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Transaction Entities and their subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representatives shall have received a certificate of the Chief Executive Officer, the President or a Vice President of the Company and the Operating Partnership and of the chief financial or chief accounting officer of the Company and the Operating Partnership, dated as of the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties of the Transaction Entities in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, (iii) the Transaction Entities have complied with all agreements and satisfied all conditions on their part to be performed or satisfied at or prior to the Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement under the 1933 Act has been issued, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to their knowledge, contemplated by the Commission.

(f) Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Representatives shall have received from Ernst & Young LLP a letter dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(g) Bring-down Comfort Letter. At the Closing Time, the Representatives shall have received from Ernst & Young LLP, a letter, dated as of the Closing Time, to the effect that it reaffirms the statements made in the letter furnished pursuant to subsection (f) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(h) No Downgrade. There shall not have occurred, on or after the date of this Agreement, any downgrading in the rating of any debt securities of or guaranteed by the Company or any debt securities of any subsidiary or subsidiary trust of the Company by any “nationally recognized statistical rating organization” (as defined by the Commission in Section 3(a)(62) of the 1934 Act) or any public announcement that any such organization has placed its rating on the Company or any such debt securities under surveillance or review or on a so-called “watch list” (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement by any such organization that the Company or any such debt securities has been placed on negative outlook.

(i) No Objection. FINRA has confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.

(j) Indenture, Securities and Guarantee. The Indenture shall have been duly executed and delivered by a duly authorized officer of the Company, the Operating Partnership and the Trustee, the Global Securities shall have been duly executed and delivered by a duly authorized officer of the Operating Partnership and duly authenticated by the Trustee and the Guarantee shall have been duly executed and delivered by a duly authorized officer of the Company and duly authenticated by the Trustee.

(k) Additional Documents. At the Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Operating Partnership in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters.

(l) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7, 8, 15 and 16 shall survive any such termination and remain in full force and effect.

SECTION 6. Indemnification.

(a) Indemnification of Underwriters. The Transaction Entities jointly and severally agree to indemnify and hold harmless each Underwriter, its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), and their respective directors, officers and agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430B Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in any preliminary prospectus, any Issuer Free Writing Prospectus, any “road show” (as defined in Rule 433 under the 1933 Act) not constituting an Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever, in each case based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever, in each case based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of or based on any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement (or any amendment thereto), including the Rule 430B Information, any preliminary prospectus, the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any “road show” (as defined in Rule 433 under the 1933 Act) not constituting an Issuer Free Writing Prospectus in reliance upon and in conformity with the Underwriter Information.

(b) Indemnification of Company, Directors and Officers. Each Underwriter severally agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430B Information, any Issuer Free Writing Prospectus, any “road show” (as defined in Rule 433 under the 1933 Act) not constituting an Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. If any such claim shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 6 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Representatives shall have the right to employ one counsel to represent jointly the Representatives and those other Underwriters and their respective directors, officers and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Underwriters against the Company and the Operating Partnership under this Section 6 if (i) the Company and the Underwriters shall have so mutually agreed; (ii) the Company has failed within a reasonable time to retain counsel reasonably satisfactory to the Underwriters; (iii) the Underwriters and their respective directors, officers and controlling persons shall have reasonably concluded, after consultation with counsel, that there may be legal defenses available to them that are different from or in addition to those available to the Company and the Operating Partnership; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Underwriters or their respective directors, officers or controlling persons, on the one hand, and the Company and the Operating Partnership, on the other hand, and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and in any such event the fees and expenses of such separate counsel shall be paid by the Company and the Operating Partnership. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 7. Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Transaction Entities on the one hand and the Underwriters on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Transaction Entities on the one hand and of the Underwriters on the other hand in connection with the statements or omissions, which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Transaction Entities on the one hand and the Underwriters on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Transaction Entities and the total underwriting discount received by the

Underwriters, in each case as set forth on the cover of the Prospectus bear to the aggregate initial public offering price of the Securities as set forth on the cover of the Prospectus.

The relative fault of the Transaction Entities on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Transaction Entities or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Transaction Entities and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the underwriting discount or commission applicable to the Securities purchased by such Underwriter hereunder, except as may be provided in any agreement among underwriters relating to the offering of the Securities.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each director of the Transaction Entities, each officer of the Transaction Entities who signed the Registration Statement, and each person, if any, who controls the Transaction Entities within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Transaction Entities, as the case may be. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 8. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Transaction Entities or any of their subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors or any person controlling the Company and (ii) delivery of and payment for the Securities.

SECTION 9. Termination of Agreement.

(a) Termination; General. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, in the judgment of the Representatives, since the time of execution of this Agreement or since the respective dates as of which information is given in the General Disclosure Package or the Prospectus, any material adverse change in or affecting any of the Properties or in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the public offering of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the NYSE (other than in connection with an event described in (iv) below), or (iv) if trading generally on the NYSE American or the NYSE or in the Nasdaq Global Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, FINRA or any other governmental authority, or (v) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear systems in Europe, or (vi) if a banking moratorium has been declared by either Federal or New York authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof; provided that Sections 1, 6, 7, 8, 15 and 16 shall survive such termination and remain in full force and effect.

SECTION 10. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(i) if the number of Defaulted Securities does not exceed 10% of the number of Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(ii) if the number of Defaulted Securities exceeds 10% of the number of Securities to be purchased on such date, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either (i) the Representatives or (ii) the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement, the General Disclosure Package or the Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11. Tax Disclosure. Notwithstanding any other provision of this Agreement, immediately upon commencement of discussions with respect to the transactions contemplated hereby, the Transaction Entities (and each employee, representative or other agent of the Transaction Entities) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Transaction Entities relating to such tax treatment and tax structure. For purposes of the foregoing, the term “tax treatment” is the purported or claimed federal income tax treatment of the transactions contemplated hereby, and the term “tax structure” includes any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transactions contemplated hereby.

SECTION 12. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 12: (A) “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); (B) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); (C) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and (D) “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

SECTION 13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to Wells Fargo shall be directed to Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, NC 28202, Attention: Transaction Management (fax no: (704) 410-0326); notices to BofA Securities shall be directed to BofA Securities, Inc., 50 Rockefeller Plaza, NY1-050-12-02, New York, New York 10020, Facsimile: (646) 855-5958, Attention: High Grade Transaction Management/Legal; and notices to the Transaction Entities shall be directed to the Company at 11601 Wilshire Blvd, Sixth Floor, Los Angeles, California, attention of Mark Lammas, with copies (which do not constitute notice) to Latham & Watkins LLP, 355 S. Grand Avenue, Los Angeles, California 90071, attention of Julian T.H. Kleindorfer.

SECTION 14. No Advisory or Fiduciary Relationship. Each of the Transaction Entities acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Transaction Entities, on the one hand, and the several Underwriters, on the other hand, and does not constitute a recommendation, investment advice or solicitation of any action by the Underwriters; (b) in connection with the offering contemplated hereby and the process leading to such transaction, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Transaction Entities or their respective stockholders, unitholders, creditors, employees or any other party; (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Transaction Entities with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Transaction Entities or on other matters) and no Underwriter has any obligation to the Transaction Entities or with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement; (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each of the Transaction Entities; (e) the Underwriters have not provided any legal, accounting, regulatory, investment or tax advice with respect to the offering contemplated hereby and the Transaction Entities have consulted their own respective legal, accounting, financial, regulatory and tax advisors to the extent it deemed appropriate; and (f) none of the activities of the Underwriters in connection with the transactions contemplated herein constitutes a recommendation, investment advice or solicitation of any action by the Underwriters with respect to any entity or natural person.

SECTION 15. Parties. This Agreement shall inure to the benefit of and be binding upon the Underwriters, the Transaction Entities and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Transaction Entities and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Transaction Entities and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 16. Trial by Jury. Each of the Transaction Entities (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders or unitholders, as applicable, and affiliates) and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

SECTION 18. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 19. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 21. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature pages follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters and the Transaction Entities in accordance with its terms.

Very truly yours,

HUDSON PACIFIC PROPERTIES, INC.

By:	/s/ Mark T. Lammas
Name: Mark T. Lammas
Title: President

HUDSON PACIFIC PROPERTIES, L.P.
By: Hudson Pacific Properties, Inc., its general partner

By:	/s/ Mark T. Lammas
Name: Mark T. Lammas
Title: President

[Signature Page to Underwriting Agreement]

CONFIRMED AND ACCEPTED,
as of the date first above written:

By: WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Name: Carolyn Hurley
Title: Managing Director

For itself and as Representative of the other Underwriters named in Schedule A hereto.

[Signature Page to Underwriting Agreement]

CONFIRMED AND ACCEPTED, as of the date first above written:

By: BOFA SECURITIES, INC.

By:	/s/ Shawn Cepeda
Name: Shawn Cepeda
Title: Managing Director

For itself and as Representative of the other Underwriters named in Schedule A hereto.

[Signature Page to Underwriting Agreement]

SCHEDULE A

Name of Underwriter	Principal Amount
Wells Fargo Securities, LLC	$51,625,000
BofA Securities, Inc.	$51,625,000
KeyBanc Capital Markets Inc.	$38,500,000
U.S. Bancorp Investments, Inc.	$38,500,000
RBC Capital Markets, LLC	$31,500,000
Barclays Capital Inc.	$25,375,000
Fifth Third Securities, Inc.	$25,375,000
Goldman Sachs & Co. LLC	$25,375,000
Morgan Stanley & Co. LLC	$25,375,000
BMO Capital Markets Corp.	$14,000,000
Regions Securities LLC	$14,000,000
Samuel A. Ramirez & Company, Inc.	$5,250,000
Siebert Williams Shank & Co., LLC	$3,500,000

Total	$350,000,000

Sch A-1

SCHEDULE B-1

Pricing Terms

Pricing Term Sheet

$350,000,000 5.950% Senior Notes due 2028

Issuer:	Hudson Pacific Properties, L.P.

Guarantor:	Hudson Pacific Properties, Inc.

Ratings: (Moody’s / S&P / Fitch)*:	Baa2 / BBB- / BBB-

Security Type:	Senior Unsecured Notes

Pricing Date:	September 8, 2022

Settlement Date:	September 15, 2022 (T+5)

Maturity Date:	February 15, 2028

Interest Payment Dates:	February 15 and August 15, beginning February 15, 2023

Principal Amount:	$350,000,000

Benchmark Treasury:	3.125% due August 31, 2027

Benchmark Treasury Price / Yield:	98-26 / 3.386%

Spread to Benchmark Treasury:	+ 265 bps

Yield to Maturity:	6.036%

Coupon:	5.950%

Public Offering Price:	99.614% of the principal amount

Optional Redemption Provisions:

Make-Whole Call:	Prior to January 15, 2028, based on the Adjusted Treasury Rate (as defined in the preliminary prospectus supplement) plus 40 basis points (0.40%)

Par Call:	On or after January 15, 2028, the redemption price will be equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the applicable redemption date

CUSIP / ISIN:	44409M AD8 / US44409MAD83

Joint Book-Running Managers:	Wells Fargo Securities, LLC BofA Securities, Inc. KeyBanc Capital Markets Inc. U.S. Bancorp Investments, Inc. RBC Capital Markets, LLC

Senior Co-Managers:	Barclays Capital Inc. Fifth Third Securities, Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC

Sch B-1-1

BMO Capital Markets Corp. Regions Securities LLC

Co-Managers:	Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or emailing wfscustomerservice@wellsfargo.com, or BofA Securities, Inc. toll-free at 1-800-294-1322 or emailing dg.prospectus_requests@bofa.com.

Sch B-1-2

SCHEDULE B-2

Free Writing Prospectuses

1.	Pricing Term Sheet containing the terms of the Securities, substantially in the form of Schedule B-1 hereto.

Sch B-2-1

SCHEDULE C

Additional Subsidiaries

Entity Name	Jurisdiction of Incorporation/Formation
Hudson 5th and Bell, LLC	Delaware
Hudson 11611 San Vicente, LLC	Delaware
Hudson Pier 94 Member, LLC	Delaware
SSPS 5801 Bobby Foster, LLC	Delaware
Sunset 1440 North Gower Street, LLC	Delaware
Sunset Quixote Holdings, LLC	Delaware

Sch C-1